Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Adaptimmune Therapeutics plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, nominal value £0.001 per Share (1)	457(f)(1) 457(c)	66,799,420	$1.48	$98,863,141.60	0.00011020	$10,894.72
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts (4)					$98,863,141.60		$10,894.72
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$10,894.72

(1)	The ordinary shares registered hereby will be represented by the registrant’s American Depositary Shares (“Adaptimmune ADSs”), each of which will represent six (6) ordinary shares of the registrant. Such Adaptimmune ADSs issuable on deposit of the ordinary shares registered hereby have been or will be registered under a separate registration statement on Form F-6.

(2)	Represents the estimated maximum number of shares of ADSs of Adaptimmune Therapeutics plc (“Adaptimmune”) estimated to be issued to holders of shares of TCR[2] Therapeutics Inc. (“TCR[2]”) common stock, par value $0.0001 per share, and to holders of TCR[2] restricted stock units, TCR[2] options, and TCR[2] warrants, in connection with the merger of CM Merger Sub, Inc., an indirect wholly-owned subsidiary of Adaptimmune, with and into TCR[2], with TCR[2] surviving as a wholly-owned subsidiary of Adaptimmune (the “Merger”), as described in this joint proxy statement/prospectus. The number of Adaptimmune ADSs being registered is based upon the product of (A) 1.5117, the exchange ratio for the Merger (the “Exchange Ratio”) and (B) the sum of (i) 39,244,199, the number of shares of TCR[2] common stock outstanding as of March 28, 2023, (ii) 1,133,815, the number of shares of TCR[2] common stock issuable in respect of TCR[2] restricted stock units outstanding as of March 28, 2023 or that may be granted after such date and prior to completion of the Merger, (iii) 3,606,588, the number of shares of TCR[2] common stock issuable in respect of TCR[2] options outstanding as of March 28, 2023 or that may be granted after such date and prior to completion of the Merger, and (iv) warrants to purchase 203,676 shares of TCR[2] common stock as of March 28, 2023.

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of Adaptimmune ADSs was calculated on the basis of (i) $1.48, the average of the high and low prices per share of TCR[2] common stock, on The Nasdaq Global Select Market on March 28, 2023 multiplied by (ii) 66,799,420, which is the product of (x) the maximum number of shares of TCR[2] common stock estimated to be cancelled and exchanged in the Merger and (y) the Exchange Ratio.

(4)	Calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.